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                                                                       EXHIBIT 3

                         [LETTERHEAD OF ETHICON, INC.]

                                                                 October 1, 1998

Subject: Employment Agreement -- Andrew Thompson

This serves to document the following understanding between Ethicon, Inc. and Andrew Thompson:

1. As cofounder of FemRx, Andrew has expressed his commitment to assist, as needed, with the transition and integration of FemRx, with Ethicon, Inc.

2. While Andrew's role in the transition is not fully defined, it is agreed that Ethicon, Inc. would capitalize upon his experience as founder and leader of the organization in making the transition successful.

3. The duration of the commitment will be determined as integration plans are finalized; however Ethicon, Inc. commits to 6 months salary compensation at the current base salary beginning upon the closing date.

4. While any salary or separation payments are being made by Ethicon, Inc., it is agreed that Andrew will not take employment with nor actively engage in the development of businesses that directly compete with FemRx products without the prior written consent of Ethicon, Inc.

5. In no event shall Andrew Thompson have any commitment to Ethicon, Inc. beyond May 30, 1999 unless there is a separate agreement.

Signature of this document denotes acceptance by the signing parties.

/s/ Andrew M. Thompson                  /s/ Gary Loudamy
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Andrew M. Thompson                      Gary Loudamy
President & CEO, FemRx                  Director, HR Systems and Business
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